CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
4.250% Internotes® Due October 15, 2016	$13,816,000	$770.93
5.350% Internotes® Due October 15, 2020	$30,182,000	$1,684.16

Filed Under Rule 424(b)(3), Registration Statement No. 333-156929
Pricing Supplement Number 288 Dated October 08, 2009
(To: Prospectus Dated January 23, 2009, as supplemented by Prospectus Supplement Dated January 23, 2009)

CUSIP Number	Selling Price	Gross Concession	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	FDIC Guaranteed	Product Ranking	Moody's Rating	S & P Rating
36966R4R4	100%	1.450%	FIXED	4.250%	SEMI-ANNUAL	10/15/2016	04/15/2010	$21.37	YES	NO	Senior Unsecured Notes	Aa2	AA+
Redemption Information: Non-Callable.

The debt is not guaranteed under the Federal Deposit Insurance Corporation's Temporary Liquidity Guarantee Program. The notes offered hereby are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Investing in these notes involves risks (See "Risk Factors" in Item 1a of our Quarterly Report on Form 10-Q for the period ended March 31, 2009 and our Annual Report on Form 10-K both filed with the Securities and Exchange Commission).

Note: **These offerings will trade on Thusday, October 8th at 2pm EST*

CUSIP Number	Selling Price	Gross Concession	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	FDIC Guaranteed	Product Ranking	Moody's Rating	S & P Rating
36966R4S2	100%	1.900%	FIXED	5.350%	SEMI-ANNUAL	10/15/2020	04/15/2010	$26.90	YES	NO	Senior Unsecured Notes	Aa2	AA+
Redemption Information: Non-Callable.

The debt is not guaranteed under the Federal Deposit Insurance Corporation's Temporary Liquidity Guarantee Program. The notes offered hereby are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Investing in these notes involves risks (See "Risk Factors" in Item 1a of our Quarterly Report on Form 10-Q for the period ended March 31, 2009 and our Annual Report on Form 10-K both filed with the Securities and Exchange Commission).

Note: **These offerings will trade on Thursday, October 8th at 2pm EST*

General Electric Capital Corporation	Offering Dates: October 05, 2009 through Thursday, October 08, 2009
Trade Date: October 08, 2009 @12:00 PM ET
Settle Date: October 14, 2009
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.

Agents: Banc of America Securities LLC, Incapital LLC, Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co., Incorporated, UBS Securities LLC, Wachovia Securities LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer, Incapital Holdings LLC, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Incapital Holdings LLC at 1-312-379-3755 or Investor Communications of the issuer at 1-203-357-3950.

* GE CAPITAL is the registered trademark of the General Electric Company.

InterNotes® is a registered trademark of Incapital Holdings LLC.  All rights reserved.

General Electric Capital Corporation GE Capital* InterNotes® Prospectus Supplement Dated January 23, 2009